EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-181559, No. 333-199515, and No. 333-222218) on Form S-8 of our reports dated April 18, 2019, relating to (1) the consolidated financial statements and the financial statement schedule of Vipshop Holdings Limited (the “Company”), its subsidiaries, its consolidated variable interest entities (“VIEs”) and VIEs’ subsidiaries (collectively, the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the translation of Renminbi amounts into U.S. dollars for the convenience of the readers), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 18, 2019